Exhibit 99.1

Contact:	John L. Morgan
763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES

CHANGE IN ACCOUNTING TREATMENT FOR INVESTMENT IN TOMSTEN, INC.

Minneapolis, MN (February 11, 2008)  —  Winmark Corporation (Nasdaq: WINA) announced today that during the fourth quarter, it changed the accounting treatment for its investment in Tomsten, Inc. (d/b/a Archiver’s).  The accounting change was made as a result of (i) the cancellation of a preexisting voting agreement between Tomsten, Inc. and Winmark that gave certain Tomsten officers the right to vote Winmark’s shares and (ii) the addition of John L. Morgan (Winmark’s Chairman and Chief Executive Officer) to the board of Tomsten, Inc.  Previously the company utilized the cost method of accounting.  The impact to Winmark’s financial statements include:

•                  A $2.0 million reduction to Winmark’s investment in Archiver’s.  As of December 29, 2007, the book value of Winmark’s investment was $5.5 million down from $7.5 million at the end of the third quarter.  This reduction reflects Winmark’s pro rata share of Archiver’s losses since August 2002 (the date of Winmark’s initial investment);

•                  A reduction of Winmark’s equity of $1.8 million;

•                  An increase to Winmark’s deferred tax assets of $0.2 million; and

•                  A reduction of pre-tax income of $0.36 million and $0.13 million for the years ended December 29, 2007 and December 30, 2006 respectively.  The charges, net of tax, approximate $0.04 per share in 2007 and $0.01 per share in 2006.

On an ongoing basis Winmark will continue to record its pro rata share of Archiver’s earnings and/or losses.

Winmark will announce its year-end results on February 22, 2008.

Winmark Corporation creates, supports and finances business.  At December 29, 2007, there were 851 franchises in operation under the brands Play It Again Sports®, Once Upon A Child®, Plato’s Closet®, Music Go Round® and there were 41 territories in operation under the Wirth Business Credit® brand.  An additional 53 retail franchises have been awarded but are not open.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to future events or the future financial performance of the Company including statements with respect to our ability to finance the growth of our leasing and franchising businesses for the foreseeable future.  Such forward-looking statements are only predictions or statements of intention subject to risks and uncertainties and actual events or results could differ materially from those anticipated.  Because actual result may differ, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.